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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  September 15, 1997


                                STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                      0-20971               71-0788538
   (State of other jurisdiction of  (Commission File Number)  (I.R.S. Employer
            incorporation)                                   Identification No.)

        302 East Millsap Road
        Fayetteville, Arkansas                                     72703
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:  (501) 973-6000
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Item 2.  Acquisition or Disposition of Assets

         On September 15, 1997, StaffMark, Inc. (the "Company") completed the purchase of substantially all of the assets of H. Allen & Company, Inc., an Illinois corporation ("H. Allen"), through the Company's wholly-owned subsidiary, StaffMark Acquisition Corporation Twelve, a Delaware corporation.
H. Allen provides technical professionals in highly skilled areas including computer troubleshooting, installation and configuration, LAN support, help desk, programming development, and new platform rollouts. H. Allen is headquartered in Downers Grove, Illinois, a suburb of Chicago.

       The assets purchased primarily consist of accounts receivable, general corporate assets, trademarks, trade names, customer contracts and certain liabilities of H. Allen related to the assets. The total consideration paid for the assets was approximately $9.8 million in cash and 71,982 shares of the Company's common stock. The purchase price was determined as a result of direct negotiations with H. Allen.

Item 7.  Financial Statements and Exhibits

         (a) Exhibits.   The following exhibit is filed with this Form 8-K:

                2.1 Asset Purchase Agreement, dated September 15, 1997, by and among StaffMark, Inc., StaffMark Acquisition Corporation Twelve, and H. Allen & Company, Inc. /1/

                /1/ The Company will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           STAFFMARK, INC.
                                            (Registrant)


Dated: September 26, 1997                  By: /s/ Terry C. Bellora
                                               -------------------------------
                                                   Terry C. Bellora
                                                   Chief Financial Officer





                                 EXHIBIT INDEX

    (a) Exhibits.  The following exhibit is filed with this Form 8-K:

           2.1 Asset Purchase Agreement, dated September 15, 1997, by and among StaffMark, Inc., StaffMark Acquisition Corporation Twelve, and H. Allen & Company, Inc. /1/

           /1/ The Company will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.